Exhibit 10.1

Agreement

This AGREEMENT, dated April 20, 2010 (the “Agreement”), is by and between Evolving Systems, Inc., a Delaware corporation (the “Company”), and Karen Singer, as Trustee of the Singer Children’s Management Trust (the “Stockholder” and, together with the Stockholder’s Affiliates (as defined below) and Associates (as defined below) from time to time, the “Singer Group”).

WHEREAS, the Stockholder is the beneficial owner of 2,184,671 shares of common stock, par value $0.001 per share, of the Company (the “Shares”); and

WHEREAS, the Stockholder has requested that the Company amend the Stockholders’ Rights Agreement dated as of March 4, 2009, as amended to date (the “Rights Agreement”) so that the threshold at which a person becomes an “Acquiring Person” under the Rights Agreement is increased from 25% to 30%; and

WHEREAS, pursuant to agreements entered into by the Company and Stockholder, the Stockholder has three (3) representatives on the Board of Directors (the “Singer Nominees”); and

WHEREAS, the Stockholder has requested that the Board of Directors appoint one of the Singer Nominees to the Compensation Committee of the Board; and

WHEREAS, the Company has requested that the Singer Group vote its Shares in favor of a proposal to amend the Company’s 2007 Stock Incentive Plan, as attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholder, on behalf of the Singer Group, and the Company hereby agree as follows:

Section 1.  Representations.

(a) Binding Agreement; Authority. The Company hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company further represents and warrants that the Resolutions (as defined below) were duly adopted by the Board of Directions, have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since the adoption to and including the date hereof, are now in full force and effect and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein. The Stockholder represents and warrants that this Agreement has been duly authorized, executed and delivered by such Stockholder, and is a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(b) Share Ownership. The Stockholder represents and warrants that, as of the date hereof, it and its Affiliates and Associates are the “beneficial owners” (as defined below) of the class and series of shares of capital stock of the Company in the amounts set forth above. None of the Singer Group nor any of their respective Affiliates and Associates beneficially own, or have any rights, options or agreements to acquire or vote, any other shares of capital stock of the Company.

(c) Certain Defined Terms. For purposes of this Agreement, the term “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all shares of Common Stock that such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

Section 2.  Singer Nominee on the Compensation Committee

The Company agrees that for so long as the Singer Group is the beneficial owner of no less than twenty percent (20%) of the Company’s issued and outstanding common stock: (a) the Compensation Committee of the Board of Directors shall be composed of four (4) members and will include at least two (2) Singer Nominees, or their successors and (b) all action taken by the Compensation Committee, including but not limited to granting of equity awards and determination of executive compensation, shall require the unanimous approval of all members of the Committee.

Section 3. Amendment to the Rights Plan. As of the date of this Agreement, the Board of Directors has approved an amendment to the Rights Plan to increase the threshold at which a person becomes an Acquiring Person under the Rights Agreement to 29%, in accordance with the resolutions (collectively, the “Resolutions”) attached hereto as Exhibit B.

Section 4.  Voting.

(a) 2010 Meeting of Stockholders. The Singer Group agrees in connection with the 2010 Meeting of Stockholders (i) to be present for quorum purposes and (ii) to vote all of its Shares as of the record date in favor of the amendments to the Company’s 2007 Stock Incentive Plan in the form attached as Exhibit A hereto.

(b) Further Assurances. The Singer Group shall, at the Company’s sole cost and expense, take all actions requested in writing by the Company and necessary to carry out the intention of this Section 4, including, without limitation, delivering to the Company upon its written request executed proxies naming the proxies appointed by the Company for all Shares as of the record dates for the aforementioned meetings of stockholders.

Section 5.  Remedies. Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware or in any state or federal court in the State of Colorado, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 6.  Amendment; Waiver. Any provision of this Agreement may be amended or waived, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment by all parties hereto, or in the case of a waiver, by the party hereto against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.  No Assignment or Benefit to Third Parties. The Stockholder may not assign, or cause to be assigned, any of its rights under this Agreement or delegate, or cause to be delegated, any of the obligations relating to the Singer Group under this Agreement by operation of law or otherwise, without the prior written consent of the Company. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Stockholder and the Company and their respective permitted successors and permitted assigns, any right or remedy under or by reason of this Agreement.

Section 8.  Entire Agreement. This Agreement, together with the schedule hereto, contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 9.  Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and sent by U.S. registered mail, return receipt requested, by facsimile, with written confirmation of receipt, or by electronic mail in portable document format, with written confirmation of receipt:

if to the Company:	Evolving Systems, Inc.
9777 Pyramid Court
Suite 100
Englewood, Colorado 80112
Facsimile: (303) 802-1138
Email: Anita.Moseley@evolving.com
Attention: General Counsel

with a copy to:	Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
Facsimile: (303) 866-0200
Email: charles.maguire@hro.com
Attention: Charles D. Maguire, Jr.

if to the Stockholder:	Karen Singer
c/o Romulus Holdings
2200 Fletcher Avenue, Fifth Floor
Fort Lee, NJ 07024

with copies to:	Andrews Kurth LLP
450 Lexington Avenue
New York, NY 10017
Attention: Charles Uniman, Esq.
Facsimile: (212) 850-2929

Section 10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof. Each party hereto, on behalf of itself and its Affiliates and Associates, hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware, for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agrees not to commence any action, suit or proceeding related thereto except in such courts. Each party hereto, on behalf of itself and its Affiliates and Associates, hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding in any such court has been brought in any inconvenient forum.

Section 11. Counterparts. This Agreement may be executed and delivered (including without limitation by facsimile or PDF signature) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12. No Presumption Against Draftsman.  Each party hereto hereby acknowledges that the parties hereto fully negotiated the terms of this Agreement, that each such party had an equal opportunity to influence the drafting of the language contained in this Agreement and that there shall be no presumption against any such party on the ground that such party was responsible for preparing this Agreement or any part hereof.

Section 13. Enforceability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties hereto that the parties hereto would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties hereto shall use best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such that is held invalid, void or unenforceable by a court of competent jurisdiction.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

COMPANY

EVOLVING SYSTEMS, INC.

By:	/s/ Thaddeus Dupper
Thaddeus Dupper
Title:	President & CEO

STOCKHOLDER

/s/ Karen Singer
Karen Singer, Trustee for Singer Children’s
Management Trust

Exhibit A

EVOLVING SYSTEMS, INC.
AMENDED AND RESTATED

2007 STOCK INCENTIVE PLAN

Adopted by the Board of Directors on March 12, 2007

Amended by the Board of Directors on March 2, 2010

1.             GENERAL

(a)           Purpose.  The primary purposes of the Evolving Systems, Inc. 2007 Stock Incentive Plan are to attract, retain and motivate employees, directors and consultants, to compensate them for their contributions to the growth and profits of the Company and its Affiliates and to encourage them to own Common Stock.

(b)           Types of Awards.  The Plan permits the award of (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock, (v) Restricted Stock Units, (vi) Performance Awards, and (vii) Other Stock-Based Awards.

2.             DEFINITIONS

Except as otherwise provided in an applicable Award Agreement, the following capitalized terms shall have the meanings indicated below for purposes of the Plan and any Award:

(a)           “Affiliate” means a parent or subsidiary of the Company, with “parent” meaning an entity that controls the Company directly or indirectly, through one or more intermediaries, and “subsidiary” meaning an entity that is controlled by the Company directly or indirectly, through one or more intermediaries.  Solely with respect to the grant of an Incentive Stock Option, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)           “Award” means any award of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, or Other Stock-Based Award.

(c)           “Award Agreement” means the written or electronic document setting forth the terms and conditions of an Award.  The Award Agreement is subject to the terms and conditions of the Plan.

(d)           “Board” means the Board of Directors of Evolving Systems, Inc.

(e)           “Change of Control” means the occurrence of any of the following events:

(i)        the date any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or group, assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company immediately prior to the acquisition;

(ii)       the date any person or group within the meaning of the Exchange Act acquires ownership of our stock that, together with stock held by the person or group, constitutes more than 50% of the total fair market value or total voting power entitled to vote in the election of directors or any other change in ownership described in Treas. Reg. Section 1.409A-3(i)(5)(v);

(iii)      the date any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or group, ownership of stock possessing 30% or more of the total voting power of the stock of the Company;

(iv)      the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board before the date of the appointment or election; or

(v)           any other change in effective control described in Treas. Reg. Section 1.409A(i)(5)(vi).

(f)            “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance thereunder.

(g)           “Committee” means the Compensation Committee of the Board which shall consist of four (4) members of the Board, and, so long as the Singer Children’s Management Trust (the “Trust”) is the beneficial owner of no less than twenty percent (20%) of the Company’s issued and outstanding Common Stock, shall further consist of at least two (2) members of the Board that have been nominated by the Trust.

(h)           “Common Stock” means a share of Evolving Systems, Inc., common stock, $0.001 par value per share.

(i)            “Company” means Evolving Systems, Inc., a Delaware corporation.

(j)            “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services.

(k)           “Continuous Service” means continuous service as an Employee, Director or Consultant to the Company or an Affiliate.  Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties with the Company or any Affiliate shall not result in interrupted or terminated service, so long as such Participant continues service as an Employee, Director or Consultant.  Whether a termination or interruption in service shall have occurred for purposes of the Plan shall be determined by the Committee (or its designee), which determination shall be final, binding and conclusive.

(l)            “Covered Employee” means the chief executive officer and other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code and other employees who may become subject to such reporting.

(m)          “Director” means a member of the Board.

(n)           “Dividend Equivalents” means any right granted under Section 11 of the Plan.

(o)           “Employee” means any person employed by the Company or an Affiliate, determined in accordance with the Company’s standard personnel policies and practices.

(p)           “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, or any successor act thereto.

(q)           “Fair Market Value” means, as of any date, the value of the Common Stock of the Company determined as follows:

(i)        If the Common Stock is listed on any established stock exchange, or traded on the Nasdaq Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Common Stock) on the determination date, as reported in The Wall Street Journal or such other source as the Board deems reliable.  Unless otherwise provided by the Committee, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the determination date, then the Fair Market Value shall be the closing sales price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii)       In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.

(r)            “Full-Value Award” means an Award of Restricted Stock, Restricted Stock Units, Performance Award or Other Stock-Based Award.

(s)           “Incentive Stock Option” means an Option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(t)            “Non-statutory Stock Option” means an Option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

(u)           “Option” or “Stock Option” means a right to purchase one or more shares of Common Stock.

(v)           “Other Stock-Based Award” means any right granted under Section 10 of the Plan.

(w)          “Participant” means an eligible individual who is granted an Award under the Plan.

(x)            “Performance Award” means any right granted under Section 9 of the Plan.

(y)           “Performance Criteria” means any quantitative or qualitative measures, as determined by the Committee, which may be used to measure the level of performance of the Company, an Affiliate or any individual Participant during a Performance Period, including any Qualifying Performance Criteria.

(z)            “Performance Period” means any period as determined by the Committee in its sole discretion.

(aa)         “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(bb)         “Qualifying Performance Criteria” means one or more of the following performance criteria applied to the individual, the Company as a whole, an Affiliate, a business unit, or any combination thereof, and measured quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous quarter or year’s results or to a designated comparison group, in each case as specified by the Committee in the Award Agreement: (i) revenue (ii) earnings before interest, taxes, depreciation and amortization (EBITDA), (iii) adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transaction, (iv) net earnings, (v) net income, (vi) product-related targets and (vi) cash flow, subject to adjustment by the Committee to remove the effect of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise.

(cc)         “Plan” means this Evolving Systems, Inc. 2007 Stock Incentive Plan.

(dd)         “Restricted Stock” means an Award of shares of Common Stock granted under Section 8 of the Plan.

(ee)         “Restricted Stock Unit” means a right granted under Section 8 of the Plan that is denominated in shares of Common Stock.

(ff)           “Share Reserve” means as defined in Section 4 of the Plan.

(gg)         “Stock Appreciation Right” means any right granted under Section 7 of the Plan.

(hh)         “Substitute Award” means an Award granted in substitution for, or in assumption of, outstanding awards previously granted by an entity acquired by the Company or an Affiliate or with which the Company or Affiliate combines.

3.             PLAN ADMINISTRATION

(a)           Authority of the Committee.  Except as otherwise provided herein, the Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate.  The Committee, shall have the ability to modify the Plan provisions, to the extent necessary, or delegate such authority, to accommodate any changes in law and regulations in jurisdictions in which Participants will receive Awards.  Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:

(i)        designate Participants;

(ii)       determine the type or types of Awards to be granted to each Participant under the Plan;

(iii)      determine the number of shares of Common Stock to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards, ;

(iv)      determine the terms and conditions of any Award;

(v)       determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, or other Awards, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(vi)      determine whether, to what extent, and under what circumstances cash, shares of Common Stock, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;;

(vii)     interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(viii)    establish, amend, suspend, or waive such rules and guidelines;

(ix)       appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(x)        make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and

(xi)       correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

(b)           Administrative Actions. Unless otherwise expressly provided in the Plan, Subject to the limitations described in subsection (a) above, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder, and any employee of the Company or of any Affiliate.

(c)           No Liability.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or any Award Agreement.

(d)           Action by the Committee.  Notwithstanding anything to the contrary expressed or implied in this Plan, any and all actions by the Committee required or permitted under this Plan shall require the unanimous approval of all Committee members.

4.             SHARES SUBJECT TO THE PLAN

(a)           Shares Available.  Subject to adjustment as provided in Section 14 of the Plan, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan (exclusive of shares of Common Stock that have been issued pursuant to Awards (““Existing Awards”) that have been granted under the Plan prior to April 20, 2010 and that have not, prior to such date (x) expired or been cancelled or otherwise terminated, without having been exercised or redeemed in full, (y) been reacquired by the Company prior to vesting or (z) been repurchased by the Company at cost prior to vesting) shall be 250,000 shares (“Share Reserve”).  Each share of Common Stock issued pursuant to an Award shall reduce the Share Reserve by one (1) share.  To the extent that a distribution pursuant to an Award is made in cash, the Share Reserve shall be reduced by the number of shares of Common Stock subject to the redeemed or exercised portion of the Award.  Notwithstanding any other provision of the Plan to the contrary, the maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options (exclusive of shares of Common Stock that have been issued pursuant to Existing Awards) is 250,000 shares, subject to adjustment as provided in Section 14 of the Plan.

(b)           Individual Annual Award Limits. The following calendar year annual limits apply to grants of Awards unless the Committee specifically determines at the time of grant that the Award is not intended to qualify as performance-based compensation under the Plan:  125,000 shares, subject to adjustment as provided in Section 14, for grants of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares and other stock-based awards; and (ii) $0.00 in annual Performance Awards payable in cash or other cash-based awards.

(c)           Changes to the Share Reserve.  If an Award  granted under the Plan shall for any reason (i) expire, be canceled or otherwise terminate, in whole or in part, without having been exercised or redeemed in full, (ii) be reacquired by the Company prior to vesting, or (iii) be repurchased at cost by the Company prior to vesting, the shares of Common Stock not acquired by the Participant under such

Award shall revert or be added to the Share Reserve and become available for issuance under the Plan; provided, however, that shares of Common Stock shall not revert or be added to the Share Reserve that are (A) had been awarded under an Existing Award,  (B) tendered in payment of an Option, (C) withheld by the Company to satisfy any tax withholding obligation, or (D) purchased by the Company with the proceeds from the exercise of Options, and provided, further, that shares of Common Stock covered by a Stock Appreciation Right, to the extent the right is exercised and settled in shares of Common Stock, and whether or not shares of Common Stock are actually issued to the Participant upon exercise of the Stock Appreciation Right, shall be considered issued or transferred pursuant to the Plan.

(d)           Source of Shares.  Any shares of Common Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or reacquired shares, bought on the market or otherwise.

(e)           Substitute Awards.  In the case of Substitute Awards, the shares of Common Stock subject to the Substitute Award shall not reduce the Share Reserve.  If a Substitute Award shall for any reason expire, be canceled or otherwise terminate, in whole or in part, be settled in cash or otherwise settled by issuance of fewer shares, the shares of Common Stock not acquired by the Participant shall not be added to the Share Reserve.  Further, any shares of Common Stock withheld or delivered to pay tax withholding obligations relating to a Substitute Award shall not reduce the Share Reserve.

5.             ELIGIBILITY

Individuals eligible to participate in this Plan include Employees, Directors and Consultants of the Company, or any Affiliate; provided, however, to the extent required under Section 409A of the Code, an Affiliate of the Company shall include only an entity in which the Company possesses at least twenty percent (20%) of the total combined voting power of the entity’s outstanding voting securities or such other threshold ownership percentage permitted under Section 409A of the Code.

6.             STOCK OPTIONS

(a)           Grant of Options.  The Committee is hereby authorized to grant Options to Participants with the following terms and conditions, and any other terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine.  Incentive Stock Options may be granted only to eligible Employees of the Company or of any parent corporation or subsidiary corporation (as permitted by Section 422 of the Code).

(b)           Award Agreement.  Each Option granted under the Plan shall be evidenced by an Award Agreement.  The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Nonstatutory Stock Option.

(i)        Exercise Price.  The purchase price per share of Common Stock that may be purchased by an Option shall be determined by the Committee; provided, however, and except with respect to Substitute Awards or as provided in Section 14, that such purchase price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Option.

(ii)       Term.  The term of each Option shall not exceed ten (10) years from the date of grant.

(iii)      Vesting; Restrictions on Exercise.  The Award Agreement shall set forth any installment or other restrictions on exercise of the Option during the term of the Option.  Each Option shall become exercisable and shall vest over such period of time, or upon such events or such Performance Criteria, as determined by the Committee.

(iv)      Time and Method of Exercise.  The Committee shall establish in the applicable Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, shares of Common Stock, or other Awards or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(v)       Termination of Continuous Service.  Each Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to exercise the Option following termination of the Participant’s Continuous Service.  Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Continuous Service.  In the absence of specific provisions in an Award Agreement setting forth rights to exercise following termination of a Participant’s Continuous Service, the following shall apply:

(A)          Termination of Continuous Service Other than as a Result of Disability or Death.  In the event a Participant’s Continuous Service terminates (other than upon the Participant’s death or disability), the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (a) the date three (3) months after the termination of the Participant’s Continuous Status as an Employee, Director or Consultant (or such longer or shorter period specified in the Option Agreement), or (b) the expiration of the term of the Option as set forth in the Option Agreement.  If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the shares covered by the un-exercisable portion of the Option shall revert to and again become available for issuance under the Plan.  If, after termination, the Participant does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(B)           Disability of a Participant.  In the event a Participant’s Continuous Service terminates as a result of the Participant’s disability, the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the shares covered by the un-exercisable portion of the Option shall revert to and again become available for issuance under the Plan.  If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(C)           Death of a Participant.  In the event of the death of a Participant during, or within a period specified in the Option Agreement after the termination of, the Participant’s Continuous Service, the Option may be exercised (to the extent the Participant was entitled to exercise the Option as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Participant’s death pursuant to subsection 15(b), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (2) the expiration of the term of such Option as set forth in the Option

Agreement.  If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the shares covered by the un-exercisable portion of the Option shall revert to and again become available for issuance under the Plan.  If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(c)           Limitations on Incentive Stock Options.

(i)        Initial Exercise.  The aggregate Fair Market Value of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year, under the Plan or otherwise, shall not exceed $100,000.  For this purpose, the Fair Market Value of the shares of Common Stock shall be determined as of the date of grant and each Incentive Stock Option shall be taken into account in the order granted.

(ii)       Ten Percent Stockholders.  An Incentive Stock Option granted to a Participant who is the holder of record of more than ten percent (10%) of the combined voting power of all classes of stock of the Company shall have an exercise price at least equal to 110% of the Fair Market Value of a share of Common Stock on the date of grant and the term of the Option shall not exceed five (5) years.

(iii)      Notification of Disqualifying Disposition.  If any Participant shall make any disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), the Participant shall notify the Company of such disposition within ten (10) days thereof.

7.             STOCK APPRECIATION RIGHTS

(a)           Grant of Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Participants.  Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of a share of Common Stock on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee.

(b)           Award Agreement.  Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement.

(i)        Grant Price.  The grant price shall be determined by the Committee; provided, however, and except as provided in Section 14, that such price shall not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant, except that if a Stock Appreciation Right is at any time granted in tandem with an Option, the grant price of the Stock Appreciation Right shall not be less than the exercise price of such Option.

(ii)       Term. The term of each Stock Appreciation Right shall not exceed ten (10) years from the date of grant.

(iii)      Time and Method of Exercise.  The Committee shall establish in the applicable Award Agreement the time or times at which a Stock Appreciation Right may be exercised in whole or in part.  At the discretion of the Committee, the payment upon exercise may be in cash, shares of Common Stock or any combination thereof, or in any other manner approved by the Committee in its sole discretion.  The Committee’s determination as to the form of settlement shall be set forth in the Award Agreement.

(iv)      Termination of Continuous Service.  Each Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to exercise the Stock Appreciation Right following termination of the Participant’s Continuous Service.  Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Stock Appreciation Rights issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Continuous Service.

8.             RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a)           Grant of Restricted Stock or Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(b)           Award Agreement.  Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement.

(i)        Restrictions on Transfer.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may establish in the applicable Award Agreement (including, without limitation, any limitation on the right to vote a share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.  Unrestricted shares of Common Stock, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed.

(ii)       Share Registration.  Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.  In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii)      Forfeiture.  Upon termination of Continuous Service during the restriction period, except as determined otherwise by the Committee, all shares of Restricted Stock and all Restricted Stock Units that are then subject to restrictions shall be forfeited and reacquired by the Company.

9.             PERFORMANCE AWARDS

(a)           Grant of Performance Awards.  The Committee is hereby authorized to grant Performance Awards to Participants.  Performance Awards include arrangements under which the grant, issuance, retention, vesting and/or transferability of any Award is subject to such Performance Criteria and such additional conditions or terms as the Committee may designate.

(b)           Award Agreement.  Each grant of a Performance Award shall be evidenced by an Award Agreement.  Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan:

(i)        may be denominated or payable in cash, shares of Common Stock (including, without limitation, Restricted Stock), other securities, or other Awards; and

(ii)       shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such Performance Periods as the Committee shall establish.

(c)           Covered Employee.  The Committee may from time to time grant Awards to Covered Employees that are intended to satisfy the performance-based compensation requirements of Section 162(m) of the Code.  For purposes of such Awards, the Committee shall consider all of the requirements of Section 162(m), including the Qualifying Performance Criteria, approvals and certification by solely outside directors, the individual Award limits and any other requirements under Section 162(m) of the Code.

10.          OTHER STOCK-BASED AWARDS

The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, as are deemed by the Committee to be consistent with the purposes of the Plan; provided, however, that such grants must comply with applicable law.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards.  Shares of Common Stock or other securities delivered pursuant to a purchase right granted under this Section 10 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, shares of Common Stock, other securities, or other Awards, or any combination thereof, as the Committee shall determine.

11.          DIVIDEND EQUIVALENTS

The Committee is hereby authorized to grant to Participants the right, if so determined by the Committee, to receive, currently, or on a deferred basis, dividends or Dividend Equivalents, with respect to the shares of Common Stock covered by the Award.  The Committee may provide that any dividends paid on shares of Common Stock subject to an Award must be reinvested in additional shares of Common Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to the Award.  Notwithstanding the award of Dividend Equivalents or dividends, a Participant shall not be entitled to receive a special or extraordinary dividend or distribution unless the Committee shall have expressly authorized such receipt.  All distributions, if any, received by a Participant with respect to an Award as a result of any split, Common Stock dividend, combination of shares of Common Stock, or other similar transaction shall be subject to the restrictions applicable to the original Award.

12.          TAX WITHHOLDING

The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, shares of Common Stock, other securities, or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy statutory withholding obligations for the payment of such taxes.

13.          CANCELLATION AND RE-GRANT OF OPTIONS

(a)           Subject to subsection (b) of this Article 13, the Board shall have the authority to effect, at any time and from time to time (i) the repricing of any outstanding Options under the Plan and/or (ii) with the consent of the affected holders of Options, the cancellation of any outstanding Options and the grant in substitution of new Options under the Plan covering the same or different numbers of shares of Common Stock, but having an exercise price per share not less than 100% of the Fair Market Value, or, in the case of a ten percent (10%) stockholder (as defined in subsection 6(c)), not less than 110% of the Fair Market Value) per share of Common Stock on the new grant date.

(b)           Prior to the implementation of any such repricing or cancellation of one or more outstanding Options as described in Section 13(c), the Board shall obtain the approval of the stockholders of the Company to the extent required by the New York Stock Exchange, Nasdaq or other securities exchange listing requirements applicable to the Company, or applicable law.

(c)           To the extent required by Section 162(m) of the Code, shares subject to an Option canceled under this Section 13 shall continue to be counted against the maximum award of Options permitted to be granted during any calendar year to an individual Participant pursuant to Section 4(b) of the Plan.  The repricing of an Option hereunder resulting in a reduction of the exercise price shall be deemed to be a cancellation of the original Option and the grant of a new Option; in the event of such repricing, both the original and the new Options shall be counted against the maximum awards of Options permitted to be granted during any calendar year to an individual Participant pursuant to Section 4(b) of the Plan.  The provisions of this Section 13(c) shall be applicable only to the extent required by Section 162(m) of the Code.

14.          ADJUSTMENTS UPON CHANGES IN STOCK

(a)           Changes in Capital.  If any change is made in the Common Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the maximum number of shares subject to award to any person during any calendar year, and the outstanding Awards will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Awards.  Such adjustments shall be made by the Committee proportionately, so as to put the Participant in the same economic position both prior to and after the change in capital.  The determination of the Committee shall be final, binding and conclusive.  (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b)           Change of Control.  In the event of a Change of Control, to the extent permitted by applicable law: (i) any surviving corporation (or an Affiliate thereof) shall assume any Awards outstanding under the Plan or shall substitute similar Awards for those outstanding under the Plan and (ii) such Awards shall continue in full force and effect.  In the event any surviving corporation (or an Affiliate) refuses to assume or continue such Awards, or to substitute similar Awards for those outstanding under the Plan, then vesting (or release from the repurchase option) shall accelerate such that such Awards are fully vested at such event and shall be exercisable for a period of 15 days after notice from the Company.  If not so exercised within the 15 day period, then such Awards shall be terminated.

15.          GENERAL PROVISIONS

(a)           Forms of Payment for Awards.  Subject to the terms of the Plan and any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, shares of Common Stock, rights in or shares issuable under the Award or other Awards, other securities, or other Awards or any combination thereof, and may be in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with the rules and procedures established by the Committee.  Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(b)           Limits on Transfer of Awards.  Except as provided by the Committee, no Award, and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant with respect to any Award upon the death of a Participant.  Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.  No Award, and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(c)           Conditions and Restrictions Upon Securities Subject to Awards.  The Committee may provide that the shares of Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability and forfeiture or repurchase provisions or provisions on payment of taxes arising in connection with an Award.  Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation: (i) restrictions under an insider trading policy or pursuant to applicable law; (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements; (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and (iv) provisions requiring shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

(d)           Share Certificates.  All shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Common Stock or other securities are then listed, and any applicable Federal, state, or local securities laws, and the

Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the registration or delivery of stock certificates through the use of book-entry registration.

(e)           Changes in Accounting or Tax Rules.  Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to any Award shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Committee shall have the right and power to modify, as necessary, any then outstanding and unexercised Options, Stock Appreciation Rights and other outstanding Awards as to which the applicable services or other restrictions have not been satisfied.

(f)            Non-exclusivity of the Plan.  The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Committee in its discretion determines desirable.

(g)           Other Award Agreement Provisions.  Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

(h)           Other Employee Benefits.  The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or Stock Appreciation Right, the sale of shares received upon such exercise, the vesting of any Restricted Stock, receipt of Performance Shares, distributions with respect to Restricted Stock Units, Performance Awards, or Other Stock-Based Awards shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of such employee are determined, including without limitation, benefits under any pension, profit sharing, 401(k), life insurance or salary continuation plan.

(i)            Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

(j)            Governing Law.  The validity and construction of this Plan and the Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the Award Agreements to the substantive laws of any other jurisdiction.

(k)           Section 409A.  Notwithstanding anything in this Plan to the contrary, the Plan and Awards made under the Plan are intended to comply with the requirements imposed by Section 409A of the Code.  If any Plan provision or Award under the Plan would result in the imposition of an additional tax under Section 409A of the Code, the Company and the Participant intend that the Plan provision or Award will be reformed to avoid imposition, to the extent possible, of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect the Participant’s rights to an Award.  The Participant further agrees that the Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify an Award in any manner and delay the payment of any amounts payable pursuant to an Award to the minimum extent necessary to meet the requirements of Section 409A of the Code as the Committee deems appropriate or desirable.

(l)            Stockholder Rights.  No Participant nor any other holder of an Award granted under the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Award unless and until such person has satisfied all requirements for exercise of the Award or lapse of restrictions pursuant to its terms.

16.          AMENDMENT, MODIFICATION AND TERMINATION

(a)           Amendment, Modification, and Termination.  Subject to Sections 3, 15(k) and 16(b), and only upon unanimous approval of the entire Board, the Board may at any time terminate, and from time to time may amend or modify the Plan; provided, however, that no amendment or modification may become effective without approval of the stockholders of the Company if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.

(b)           Awards Previously Granted.  Except as otherwise may be required under Section 15(k), notwithstanding Section 16(a), to the contrary, no amendment, modification or termination of the Plan or Award Agreement shall adversely affect in any material way any previously granted Award, without the written consent of the Participant holding such Award.

17.          STOCKHOLDER APPROVAL; EFFECTIVE DATE OF PLAN

The Plan shall be effective immediately upon approval by the stockholders.  Unless sooner terminated by the Board, this Plan shall terminate automatically on March 11, 2017.  After the Plan is terminated, no Awards may be granted.  Awards outstanding at the time the Plan is terminated shall remain outstanding in accordance with the terms and conditions of the Plan and the Award Agreement.

EXHIBIT B

ADOPTION OF SECOND AMENDMENT TO THE SHAREHOLDER RIGHTS PLAN

WHEREAS, Evolving Systems, Inc. (the “Company’’) and American Stock Transfer & Trust Company LLC (the “Rights Agent’’) have entered into that certain Rights Agreement dated as of March 4, 2009, as amended on December 10, 2009 (as amended, the “Rights Agreement’’); and

WHEREAS, the Singer Children’s Management Trust (the “Trust’’), which owns approximately 21.8% of the Company’s common stock, par value $0.001 per share (“Common Stock’’), has requested that the Company amend the Rights Agreement to increase the percentage of the outstanding shares of Common Stock that a person or group of affiliated or associated persons may beneficially own without becoming an Acquiring Person (as defined in the Rights Agreement) to 29.0% (the “Rights Plan Amendment”); and

WHEREAS, the Board has been presented with a form of the second Amendment to Rights Agreement evidencing the Rights Plan Amendment (the “Amendment Agreement’’); and

WHEREAS, the Board believes that approving the Rights Plan Amendment and the Amendment Agreement (in substantially the form presented) is in the best interests of the Company and its stockholders.

NOW THEREFORE, BE IT RESOLVED, that the Rights Plan Amendment and the Company’s entry into the Amendment Agreement (in substantially the form presented to the Board) is hereby approved, effective April 20, 2010; and

FURTHER RESOLVED, that the proper officers of the Company are each hereby authorized and directed, for and on behalf of the Company, to execute the Amendment Agreement and to deliver the same to the Rights Agent thereunder, such execution and delivery conclusively to evidence the due authorization and approval thereof by the Company.

GENERAL AUTHORIZING RESOLUTIONS

RESOLVED, that the proper officers of the Company are hereby authorized and directed, jointly and severally, for and on behalf of the Company, to execute and deliver any and all certificates, agreements and other documents, take any and all steps and perform any other acts that they deem necessary or advisable in order to effectuate the purposes and intent of each and all of the foregoing resolutions; and

FURTHER RESOLVED, that any actions taken by proper officers of the Company prior to the adoption of the foregoing resolutions that are within the authority conferred thereby are hereby ratified, confirmed and approved in all respects as the act and deed of the Company.